Second Step Conversion and Offering June 2010 Issuer Free Writing Prospectus Filed pursuant to Rule 433 Registration No. 333-165437

Legal Matters
This presentation is for informational purposes only and does not constitute an offer to sell nor a solicitation of an offer to buy shares of common stock of FedFirst Financial Corporation.  The offer is made only by the prospectus as supplemented by the prospectus supplement.

Please refer to the prospectus dated May 14, 2010 and the prospectus supplement dated June 28, 2010.
FedFirst Financial Corporation has filed a registration statement (including a prospectus) and prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at
www.sec.gov.
Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling toll-free 1-877-892-9472.
The shares of common stock of FedFirst Financial Corporation are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Forward Looking Statements

This presentation contains forward-looking statements, which can be identified by the use of words such as
“estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect” and words of similar meaning.
These forward-looking statements include, but are not limited to:
statements of our goals, intentions and expectations;
statements regarding our business plans, prospects, growth and operating strategies;
statements regarding the quality of our loan and investment portfolios; and
estimates of our risks and future costs and benefits.
These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:
general economic conditions, either nationally or in our market area, that are worse than expected;
changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;
increased competitive pressures among financial services companies;
changes in consumer spending, borrowing and savings habits;
legislative or regulatory changes that adversely affect our business;
adverse changes in the securities markets; and
changes in accounting policies and practices, as may be adopted by the bank regulatory agencies or the
Financial Accounting Standards Board.
Any of the forward-looking statements that we make in this presentation and in other public statements we make may later prove incorrect because of inaccurate assumptions, the factors illustrated above or other factors that we cannot foresee. Consequently, no forward-looking statement can be guaranteed. Please see “Risk Factors”
beginning on page 15 of the prospectus.

Stifel, Nicolaus & Company, Inc. Bookrunner:
July 2010 Expected Close / Pricing:
Up to 5% of the shares offered
$956,250 (95,625 shares) at minimum
$1,125,000 (112,500 shares) at midpoint
Maximum Purchase Limitations:
(Individual and Group)
$33.3 million - $39.1 million
(2)
Pro Forma Market Capitalization:
Yet to be announced Subscription & Community Results:
$19.1 million - $22.5 million
(2)
Gross Proceeds:
1,912,500 – 2,250,000
(2)
Shares Offered:
$10.00 Price Per Share:
Nasdaq / “FFCO”
(1)
Listing / Ticker:
FedFirst Financial Corporation Issuer:
(1) For the first 20 trading days, shares will trade under the symbol “FFCOD.”
(2) Based on the range from the minimum to the midpoint of the independent valuation appraisal.
Offering Summary

Second Step Conversion Mechanics
FedFirst Financial
Mutual Holding
Company
(owns 57.5% of common
stock)
Public Stockholders
(own 42.5% of common stock)
FedFirst Financial Corporation
First Federal Savings Bank
Current Structure
New FedFirst Financial Corporation
First Federal Savings Bank
Public Stockholders
(own 100% of common stock)
Structure Following Conversion
and Offering

Reasons for the Conversion – Why Now?
Growth through expansion of the branch network
Improving asset mix
Continue to execute proven business model
Ability to expand into new markets through organic and acquisitive avenues
Improve capital strength in a difficult economic and regulatory environment
Enhance non-interest income through insurance operations
Enhance existing products and services
Grow the franchise through acquisitions and organic growth
Improve shareholder returns
More flexible capital management tools
Improve shareholder returns by paying cash dividends
Increased liquidity in the common stock
Greater earnings capacity
Improved interest rate risk management
Fully public structure provides increased structural flexibility in an uncertain regulatory environment

Investment Merits
Management team with commercial banking background and in-market experience
Improved asset mix by emphasizing commercial products
Transitioned funding base from wholesale funding to attractive core deposit base
Movement from purchased to originated loans
Market area with unique opportunity for growth
Attractive footprint in stable suburban Pittsburgh market
Recent market disruption distracting larger competitors
Local economy stands to benefit from the exploration and production activity related to the Marcellus Shale deposit
Strong balance sheet
Solid capital base
Attractive asset quality profile
Sound non-interest income from insurance operations (22% of most recent quarter revenue)
Attractive valuation

Company Overview

Company Profile
FedFirst’s subsidiary, First Federal Savings Bank, founded in 1922, is headquartered in Monessen, Pennsylvania
Operates nine full-service banking locations in Westmoreland, Washington and Fayette
Counties south of Pittsburgh
Reorganized from mutual institution to mutual holding company structure in 1999 and conducted minority offering in 2005
Since 2005, FedFirst has re-oriented its strategy to focus on commercial lending, core deposit growth and improving the profitability of the organization
Key lines of business include:
Banking
Retail lending
Commercial lending
Deposit products
Insurance
Operates a full service, independent insurance agency, Exchange Underwriters,
Inc., providing a range of property and casualty, liability and other insurance products for small businesses and individuals

Pittsburgh
376
30
22
376
79
Peters Township
76
Monongahela
Washington
Donora
Monessen
70
Park Centre
Rostraver
Perryopolis
PENNSYLVANIA
79
Uniontown

Franchise Overview

Headquarters
Donner at Sixth Street
Monessen
Branch Offices
Donora
600 Meldon Avenue
Donora
Monongahela
235 West Main Street
Monogahela
Park Centre
1711 Grand Blvd
Monessen
Perryopolis
101 Independence Street
Perryopolis
Peters Township
3515 Washington Road
McMurray
Rostraver
1670 Broad Avenue
Belle Vernon
Uniontown
545 W. Main Street
Uniontown
Washington
95 W. Beau Street
Washington
Pennsylvania
Pittsburgh
Exchange Underwriters
Canonsburg
121 West Pike Street
Canonsburg
Mt. Lebanon
514 Washington Road
Mt. Lebanon
Canonsburg
Mt. Lebanon

Experienced Management Team

FedFirst’s management team is comprised of experienced professionals focused on the execution FedFirst’s strategic transition
The management transition began in 2005 as new executives with significant in-market experience were appointed
Prior experience includes larger institutions such as PNC and WesBanco as well as in-market community banks such as Great American Federal
Years of
Name Position Experience
Patrick G. O’Brien President and Chief Executive Officer 27
Robert C. Barry, Jr. Executive Vice President and Chief Financial Officer 40
Richard B. Boyer President of Exchange Underwriters, Inc. 30
Henry B. Brown III
Vice President—Loan Administration and Production 34
Geraldine A. Ferrara
Vice President—Branch Service and Sales 35
Jennifer L. George
Vice President—Bank Operations 17
Jamie L. Prah Vice President—Controller and Treasurer 17
DaCosta Smith, III Vice President - Human Resources 25

Business Strategy

Increase earnings through continued asset diversification
Continue conservative underwriting practices to maintain strong asset quality
Migrate funding mix through the emphasis on core deposits
Implemented a sales-oriented culture in the branch offices
Commercial deposits growing through relationship focused market managers
Supplement non-interest income through insurance operations
Growth through opportunistically hiring insurance producers as well as the acquisition of other insurance agencies
Grow through the expansion of the branch network
Strategic de novo branching as well as branch and whole bank acquisitions

Market Area Overview

First Federal Savings Bank operates nine full-service banking locations in
Westmoreland, Washington and Fayette counties in Pennsylvania
As a southern suburb of Pittsburgh, the market has provided stability and a unique outlook for expansion
Several of the markets have favorable unemployment characteristics and stable household income trends
Market disruption has created the potential to capture market share as larger competitors are distracted
PNC / National City transaction
National City branch divestiture
Financial difficulty at Citizens Bank parent, Royal Bank of Scotland
Pittsburgh economy has significant opportunity as a result of growth in the energy industry related to the Marcellus Shale deposit

Rex Energy – 1 horizontal
2.4 Mmcfe/d (30 day)
Equitable Resources
21 horizontals
1.0 – 2.4 Mmcfe/d
(30-day)
XTO
Range Resources
Drilled 46 horizontal wells
and 75 vertical wells
Fortuna
Atlas –
10 horizontals
3-10 Mmcfe/d
150+ verticals
Avg IP 2.2 Mmcfe/d
CNX – 8 horizontals;
Avg. peak 4.1 Mmcfe/d
Chief
Chesapeake – Announced
9 Mmcfpd from 2 horizontal
Completions combined; 2 additional
horizontal wells at 6 to 7 Mmcfe each
drilled; total production 30 Mmcfpd net
OH
PA
WV
MD
Allegheny
Westmoreland
Washington
Fayette
Green
Marshall
Wetzel
Range
Atlas
CNX
Chesapeake
Chief
Equitable
Fortuna
Rex Energy
Turm/Epsilon
XTO
Other Operators

Marcellus Shale Deposit

The development of new drilling and seismological technology has created opportunities in the natural gas industry
FedFirst’s market area sits atop the Marcellus Shale deposit, the largest natural gas shale deposit in the United States
While the total Marcellus Shale deposit is expansive, FedFirst’s markets are located in some of the most attractive and active locations on the deposit
FedFirst and its market area stand to
benefit from the positive economic
offshoots
A 2010 Study by Penn State University
estimates that the state of Pennsylvania
could experience additional economic
benefit of $18.9 billion and create over
211,000 jobs by 2020 as a result of
activities related to the Marcellus Shale
deposit
Source: Considine, Watson, Entler and Sparks -“The Economic Impacts of the Pennsylvania Marcellus Shale Natural Gas Play: An Update”, May 24, 2010
Source:  Barclays Capital Equity Research, 2009

Financial Highlights

Recent Developments

For the quarter ended March 31, 2010 FedFirst reported its fifth consecutive quarter of positive earnings
Key highlights of the quarter’s performance include:
Net income of $374,000, with an ROAA of 0.43%
Net interest margin expanded to 3.09%
Primarily driven by lower funding costs and a reduction of borrowings
Non-interest bearing deposits increased approximately 11% from the previous quarter
Strong reserve levels at 1.10% of outstanding loans or 157% of non-performing loans
NPAs/Assets only 0.78% at March 31, 2010
Net charge-offs totaled only $92,000 or 0.15% of average loans
Commissions from insurance operations for the quarter increased $45,000 or
6.4% from the same period last year as insurance business continues to expand

Loan Portfolio Diversification

Over the past several years, FedFirst has executed on its strategy to diversify its loan mix with commercial-based credits
March 31, 2010 Loan Composition Over Time
*Commercial represents commercial real estate and commercial business loans
76%
75%
70%
66% 65% 65%
3%
5%
10%
14%
17%
17%
0%
10%
20%
30%
40%
50%
60%
70%
80%
90%
100%
12/31/05 12/31/06 12/31/07 12/31/08 12/31/09 3/31/10
1-4 Family Commercial*
1-4 Family
65%
Home Equity
11%
Other
Consumer
1%
Construction
2%
Commercial
Business
4%
Commercial
RE
13%
Multi-family
4%

Growth in Commercial Portfolio

The expansion of the commercial portfolio has been a key component in
FedFirst’s transition to profitability
Dollars in thousands
$0
$5,000
$10,000
$15,000
$20,000
$25,000
$30,000
$35,000
$40,000
$45,000
12/31/05 12/31/06 12/31/07 12/31/08 12/31/09 3/31/10
Commercial RE Commercial Business
$5,392
$8,053
$18,824
$32,775
$41,732
$39,877

Transition of Funding Base

Management’s initiative to promote a sales-oriented culture has resulted in consistent deposit growth, core deposit generation and a reduction in borrowings resulting in a favorable shift in FedFirst’s funding base
Total deposits experienced a compound annual growth rate of 13% since December 31,
2007
Non-time deposits grew 35% annually in that same time period
Total
Deposits
($000)
$155,558 $172,804 $193,581 $204,478
39.4%
43.4%
36.8%
32.1%
38.2%
27.2%
28.6%
30.6%
22.4%
29.4%
34.6%
37.3%
0%
10%
20%
30%
40%
50%
60%
70%
80%
90%
100%
12/31/07 12/31/08 12/31/09 3/31/10
FHLB Borrowings Time Deposits Non-time Deposits

Strong Asset Quality Profile

FedFirst’s credit profile has fared significantly better than peers
Conservative underwriting and aggressive management of problem assets has resulted in low levels of non-performing loans and net charge-offs
NPAs/Assets
Source: Company filings, SNL Financial
Peer group represents the peer group as provided by RP Financial and is comprised of CZWI, ESBK, NFSB, FCAP, LBCP, WAYN, WVFC, RIVR, LSBI and ROME
Texas ratio defined as (non-performing assets and loans 90 days past due) / (tangible equity and loan loss reserve)
0.47%
0.79%
0.27%
0.47%
0.78%
0.70%
1.25%
1.11%
0.47%
0.51%
0.00%
0.20%
0.40%
0.60%
0.80%
1.00%
1.20%
1.40%
12/31/06 12/31/07 12/31/08 12/31/09 3/31/10
FFCO Peer Median
12/31/06 12/31/07 12/31/08 12/31/09 3/31/10
NCOs/Avg. Loans 0.01% 0.29% 0.25% 0.16% 0.15%
Reserves/Loans
0.49% 0.76% 0.76% 1.03% 1.10%
Reserves/NPLs 112.9% 113.7% 284.0% 203.8% 156.5%
Texas Ratio 2.89% 5.43% 2.32% 3.80% 6.14%

Securities Portfolio

FedFirst maintains a diversified, high quality securities portfolio totaling approximately $77 million in fair market value
An OTTI charge was recognized on private label REMICs in 2008
The fair market value of these securities is approximately $7.8 million at March 31, 2010
FedFirst closely monitors the securities portfolio for impairment on a quarterly basis
March 31, 2010
Mortgage-backed
39%
REMICs
42%
Corporate debt
3%
Municipal bonds
6%
Government-
Sponsored
Enterprises
10%

Consistent Core Profitability

Net Interest Margin Non-Interest Income / Total Revenue
0.00%
5.00%
10.00%
15.00%
20.00%
25.00%
30.00%
35.00%
Q1 08 Q2 08 Q3 08 Q4 08 Q1 09 Q2 09 Q3 09 Q4 09 Q1 10
Peer Median FFCO
Core Profitability Metrics
Dollars in thousands
Source:  SNL Financial
1.00%
1.25%
1.50%
1.75%
2.00%
2.25%
2.50%
2.75%
3.00%
3.25%
3.50%
3.75%
Q1 08 Q2 08 Q3 08 Q4 08 Q1 09 Q2 09 Q3 09 Q4 09 Q1 10
Peer Median FFCO
$415
$352
$382
$483
$735
$424
$462
$517
$849
$0
$100
$200
$300
$400
$500
$600
$700
$800
$900
Q1 08 Q2 08 Q3 08 Q4 08 Q1 09 Q2 09 Q3 09 Q4 09 Q1 10
0.00%
0.10%
0.20%
0.30%
0.40%
0.50%
Pre-Provision Core Revenue Core ROAA

Use of Proceeds

FedFirst Financial Corporation and First Federal Savings Bank intend to use the proceeds from the offering for the following:
To invest in securities
To fund new loans
To finance the possible acquisition of financial institutions or businesses related to banking
To expand business activities including developing new branch locations
To pay dividends to shareholders
To repurchase shares of outstanding common stock

Offering Summary

Offering Overview

Dollars in thousands, except per share data
Minimum Midpoint
Shares Offered 1,912,500 2,250,000
Exchange Shares 1,414,361 1,663,954
Pro Forma Market Capitalization $33,269 $39,140
Gross Proceeds of Stock Offering $19,125 $22,500
Estimated Net Proceeds $17,361 $20,601
Exchange Ratio 0.5259x 0.6187x
Pro Forma Net Income $590 $598
Pro Forma Net Income Per Share $0.18 $0.15
Pro Forma Shareholders' Equity $59,179 $62,304
Pro Forma Book Value Per Share $17.79 $15.91
Pro Forma Tangible Book Value Per Share $17.34 $15.53
Price / Pro Forma Net Income Per Share 55.56x 66.67x
Price / Pro Forma Book Value Per Share 56.21% 62.85%
Price / Pro Forma Tangible Book Value Per Share 57.67% 64.39%

Attractive Valuation

Data is based on 12/31/2009 pro forma information
Appraisal peer group comprised of CZWI, ESBK, NFSB, FCAP, LBCP, WAYN, WVFC, RIVR, LSBI and ROME
Market information as of 7/12/2010
Source:  SNL Financial
Compared to the peer group prepared by RP Financial, FedFirst’s valuation represents a discount of 28% at the minimum of the offering range and a discount of
19% at the midpoint of the offering range, on a price to tangible book value basis
Minimum Midpoint
Appraisal Peer Group
Median
Price / Book Value 56.2% 62.9% 79.7%
Price / Tang. Book Value 57.7% 64.4% 79.8%
Market Capitalization ($M) $33.3 $39.1 $27.2

Offering Update

Proposed shares purchased in offering:  24,000 shares
Pro forma shares owned by management and board of directors:
104,385 shares or 2.7% of total shares outstanding at midpoint the 4
th
quarter of 2010
Insider Purchases.
Increased management and board of director purchases
Quarterly Cash Dividend.
FedFirst anticipates paying a quarterly cash dividend in